Exhibit 23.1

CONSENT OF RSM US LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-223833, and 333-221312) of Altair Engineering Inc. of our report dated December 13, 2018, relating to the consolidated financial statements of Datawatch Corporation, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Boston, Massachusetts

February 22, 2019